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                                                                   Exhibit 23.01







                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors of
Ceridian Corporation:

We consent to incorporation by reference in the registration statement (No. 333-56822) on Form S-8 of Ceridian Corporation of our report dated June 7, 2002 relating to the statements of net assets available for benefits of the Ceridian Corporation Savings and Investment Plan as of December 31, 2001 and 2000, and the related statements of changes in net assets available for benefits for the years then ended and related supplemental schedule as of December 31, 2001 which report appears elsewhere in this December 31, 2001 annual report on Form 11-K of the Ceridian Corporation Savings and Investment Plan.


/s/KPMG LLP


Minneapolis, Minnesota
June 25, 2002